Exhibit 8.2

October 24, 2007

Board of Directors

Profile Bancorp, Inc.

45 Wakefield Street

P.O. Box 1808

Rochester, NH 03866-1808

Ladies and Gentlemen:

This letter constitutes our opinion as to certain New Hampshire Business Profits Tax and New Hampshire Personal Interest and Dividends Tax consequences to Profile Bank, FSB (the “Bank”), Profile Bancorp, Inc. (the “Stock Holding Company”), Profile Mutual Holding Company (“MHC”) and Members (Eligible Account Holders, Supplemental Eligible Account Holders or other Members as those terms are defined by Office of Thrift Supervision Regulations) of the Stock Savings Bank, resulting from the proposed conversion and reorganization of Profile Bank, FSB in mutual form (“the Mutual Bank”) from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, which will retain the name Profile Bank, FSB, the formation of the Stock Holding Company as a federal corporation and the formation of the MHC as a federal mutual holding company. The Stock Holding Company will be a majority-owned subsidiary of MHC at all times and the Stock Savings Bank will be a wholly owned subsidiary of the Stock Holding Company. The Stock Holding Company intends to offer for sale up to 49.9% of its common stock in a stock offering. The opinion contained herein is rendered only with respect to the holdings set forth herein under the heading OPINION and we express no opinion with respect to any other legal, federal, state or local tax aspect of these transactions.

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the PLAN OF REORGANIZATION AND STOCK ISSUANCE dated as of June 19, 2007, as well as the description of the reorganization and stock issuance presented in the federal income tax opinion of Muldoon Murphy & Aguggia, LLP dated October 24, 2007 and the representations made by Profile Bank, FSB in their letter dated October 24, 2007 regarding this transaction. If any fact or representation contained in these documents are not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.

442 WESTFIELD STREET   •   WEST SPRINGFIELD, MASSACHUSETTS 01089-3662   •   TELEPHONE (413) 737-5789   •  FACSIMILE (413) 737-5792

      tax@shatswell.com                        www.shatswell.com

Board of Directors

Profile Bancorp, Inc.

October 24, 2007

STATE INCOME TAX OPINION

Discussion – New Hampshire Revenue Statutes Annotated

New Hampshire defines gross business profits by reference to the United States Internal Revenue Code (IRC) with certain adjustments otherwise defined in the statutes. New Hampshire has adopted federal treatment of mergers qualifying under IRC Section 368 in which no gain or loss will be recognized by any “party to a reorganization” as defined within the meaning of IRC Section 368(b). Also, if the transaction results in no gain or loss to savings depositors under IRC Section 354(a) then no gain or loss results at the state level.

OPINION

Based solely on the above discussion of state law, the representations of Profile Bank, FSB, the Plan of Reorganization and Stock Issuance and the federal tax opinion letter of Muldoon Murphy & Aguggia, LLP, it is our opinion that for New Hampshire business and personal tax purposes:

1.	No gain or loss will be recognized by any corporate parties to the reorganization for New Hampshire Business Profits tax for any phase of the proposed transaction.

2.	No gain or loss shall be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to the MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts. (Code Section 354(a)).

3.	The basis of assets transferred in the reorganization between the Stock bank and the Mutual bank and the deposit accounts of Eligible Account Holders, Supplemental Account Holders and Other Members of the Mutual Bank will be the same for state tax purposes as they are for federal tax purposes.

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local taxes, or legal aspect of the conversion and reorganization. Our opinions are based on the completeness and accuracy of the above referenced documents. If

Board of Directors

Profile Bancorp, Inc.

October 24, 2007

any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. References to New Hampshire law, regulations and pronouncements are based upon current laws as enacted and pronouncements thereunder as of the date of this memorandum. We are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, and state and local tax authorities which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Shatswell, MacLeod & Company, P.C.